Exhibit 5.1

January 30, 2013

	Jenner & Block LLP 353 N. Clark Street Chicago, IL 60654-3456 Tel 312-222-9350 www.jenner.com	Chicago Los Angeles New York Washington, DC

The Hertz Corporation 225 Brae Boulevard Park Ridge, New Jersey 07656-0713

Ladies and Gentlemen:

We have acted as counsel to The Hertz Corporation, a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $250,000,000 aggregate principal amount of its 6.75% Senior Notes due 2019 (the “Exchange 2019 Notes”), $700,000,000 aggregate principal amount of its 5.875% Senior Notes due 2020 (the “Exchange 2020 Notes”) and $500,000,000 aggregate principal amount of its 6.250% Senior Notes due 2022 (the “Exchange 2022 Notes” and, together with the Exchange 2019 Notes and the Exchange 2020 Notes, the “Exchange Notes”), and the issuance by the Subsidiary Guarantors of guarantees (the “Guarantees”) with respect to each class of the Exchange Notes.

The Exchange 2019 Notes and related Guarantees will be issued under an indenture dated as of February 8, 2011 (as amended, modified or supplemented from time to time, the “2019 Indenture”), by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”); and the Exchange 2020 Notes and Exchange 2022 Notes and related Guarantees will be issued under an indenture dated as of October 16, 2012 (as amended, modified or supplemented from time to time, the “2020 and 2022 Indenture” and, together with the 2019 Indenture, the “Indentures”), by and among the Company, the Subsidiary Guarantors and the Trustee.  The Company will offer (i) the Exchange 2019 Notes in exchange for any and all of $250,000,000 aggregate principal amount of its outstanding 6.75% Senior Notes due 2019 issued on March 13, 2012 (the “Outstanding 2019 Notes”), (ii) the Exchange 2020 Notes in exchange for any and all of $700,000,000 aggregate principal amount of its outstanding 5.875% Senior Notes due 2020 (the “Outstanding 2020 Notes”) and (iii) the Exchange 2022 Notes in exchange for any and all of $500,000,000 aggregate principal amount of its outstanding 6.250% Senior Notes due 2022 (the “Outstanding 2022 Notes” and, together with the Outstanding 2019 Notes and Outstanding 2020 Notes, the “Outstanding Notes”).

We have examined the Registration Statement and the Indentures (including the form of each Exchange Note included within each of the applicable Indentures), which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Subsidiary Guarantors.

In rendering the opinion that follows, we have assumed:  (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies; (v) the authenticity of the originals of such latter documents; and (vi) the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Subsidiary Guarantors.  We have also assumed that (A) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (B) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, each of the Indentures, (C) each of the Indentures is valid, binding and enforceable with respect to the Trustee, and (D) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the applicable Indenture.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that: (i) when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture in exchange for the Outstanding Notes, the Exchange Notes will constitute binding obligations of the Company in accordance with their terms; and (ii) when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture in exchange for the Outstanding Notes, the Guarantees will constitute binding obligations of the Subsidiary Guarantors in accordance with their terms.

Our opinions set forth above are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); (iii) the implied covenant of good faith and fair dealing; and (iv) public policy.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of (i) the State of Louisiana, we have relied on the opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. dated January 28, 2013, and (ii) the State of Nevada, we have relied on the opinion of Brownstein Hyatt Farber Schreck, LLP dated January 29, 2013.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the Delaware Limited Liability Company Act, the law of the State of New York, the Illinois Business Corporation Act of 1983 and, to the extent set forth herein, the law of the State of Louisiana and the State of Nevada.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP

Jenner & Block LLP

Schedule A

Subsidiary Guarantors	State or Other Jurisdiction of Incorporation or Organization
Cinelease Holdings, Inc.	Delaware
HCM Marketing Corporation	Delaware
Hertz Car Sales LLC	Delaware
Hertz Claim Management Corporation	Delaware
Hertz Entertainment Services Corporation	Delaware
Hertz Equipment Rental Corporation	Delaware
Hertz Global Services Corporation	Delaware
Hertz Local Edition Corp.	Delaware
Hertz Local Edition Transporting, Inc.	Delaware
Hertz System, Inc.	Delaware
Hertz Technologies, Inc.	Delaware
Hertz Transporting, Inc.	Delaware
Smartz Vehicle Rental Corporation	Delaware
Donlen Corporation	Illinois
Cinelease, LLC	Louisiana
Cinelease, Inc.	Nevada